     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 31, 1997
                                                           REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------

                                    FORM S-3


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              --------------------

                             BAYCORP HOLDINGS, LTD.
             (Exact name of registrant as specified in its charter)

        DELAWARE                                    02-0488443
(State or other jurisdiction of                     (I.R.S. Employer
incorporation or organization)                      Identification No.)

COCHECO FALLS MILLWORKS, 100 MAIN STREET, DOVER, NEW HAMPSHIRE 03820, (603) 742-3388
(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

                                 ---------------

                               JOHN A. TILLINGHAST
                                    President
                             BAYCORP HOLDINGS, LTD.
                    Cocheco Falls Millworks, 100 Main Street
                                    Suite 201
                           Dover, New Hampshire 03820
                                 (603) 742-3388
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                    Copy to:

                             DAVID E. REDLICK, ESQ.
                                HALE AND DORR LLP
                                 60 State Street
                           Boston, Massachusetts 02109
                                 (617) 526-6000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with a dividend or interest reinvestment plans check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                                -----------------


                                          CALCULATION OF REGISTRATION FEE

==============================================================================================================================
Title of each class of        Amount to be         Proposed maximum             Proposed maximum             Amount of
securities to be registered   registered           offering price per share(1)  aggregate offering price(1)  registration fee
------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK,                 4,697,708 shares              $ 8.13                      $ 38,192,366            $ 11,573
$.01 PAR
VALUE PER SHARE
==============================================================================================================================

(1) Determined on the basis of the average of the high and low sales prices of the Common Stock as reported on the American Stock Exchange on March 24, 1997, solely for the purpose of calculating the registration fee, in accordance with Rule 457(c) under the Securities Act of 1933.

                            ------------------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT WILL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT WILL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                             SUBJECT TO COMPLETION,
                              Dated March 31, 1997

PROSPECTUS
                                4,697,708 Shares

                             BAYCORP HOLDINGS, LTD.

                                  COMMON STOCK
                       -----------------------------------

      The 4,697,708 shares of Common Stock of BayCorp Holdings, Ltd. ("BayCorp" or the "Company") offered by this Prospectus (the "Shares") are outstanding shares that may be sold from time to time by or on behalf of certain stockholders of BayCorp (the "Selling Stockholders") described in this Prospectus under "The Company" and "Selling Stockholders." The Selling Stockholders acquired the Shares from a predecessor of BayCorp in a private transaction. BayCorp will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

      The Selling Stockholders have advised BayCorp that they propose to sell, from time to time, the Shares on the American Stock Exchange (the "AMEX"), in ordinary brokerage transactions, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. See "Plan of Distribution."

      The common stock, $.01 par value per share, of BayCorp (the "Common Stock") is traded on the AMEX under the symbol "MWH." On March 24, 1997, the per share closing price of the Common Stock as reported on the AMEX was $8 1/8.

                               ------------------

                 THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE
                 OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5

                               ------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
           OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
            OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this Prospectus is March __, 1997.

                              AVAILABLE INFORMATION

      BayCorp has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (together with all amendments, supplements, exhibits and schedules thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information, reference is made to the Registration Statement, copies of which may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit.

      BayCorp is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by BayCorp can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as the Regional Offices of the Commission at Seven World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information filed by BayCorp may also be inspected on the Commission's Web Site at http://www.sec.gov. The Common Stock of BayCorp is traded on the AMEX. Reports and other information concerning BayCorp may be inspected at the offices of the AMEX at 86 Trinity Place, New York, NY 10006-1881.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      On January 24, 1997, Great Bay Power Corporation, a New Hampshire corporation ("Great Bay"), reorganized its operations into a holding company structure whereby Great Bay became a wholly-owned subsidiary of BayCorp through the merger of a wholly-owned subsidiary of BayCorp with and into Great Bay (the "Reorganization"). BayCorp is a successor registrant to Great Bay.

      In accordance with the requirements of the Exchange Act, certain reports are filed by BayCorp periodically with the Commission. The following documents filed with the Commission are incorporated in this Prospectus by reference:

      (1) Great Bay's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 as filed with the Commission on March 22, 1996;

      (2) Great Bay's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 as filed with the Commission on May 16, 1996;

      (3) Great Bay's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 as filed with the Commission on August 14, 1996;

      (4) BayCorp's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 as filed with the Commission on August 14, 1996;

      (5) Great Bay's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 as filed with the Commission on November 14, 1996; and

      (6) BayCorp's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 as filed with the Commission on November 14, 1996;

      (7) BayCorp's Registration Statement on Form 8-A as filed with the Commission on December 2, 1996; and

      (8) BayCorp's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as filed with the Commission on March 26, 1997.

      All documents subsequently filed by BayCorp with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      BayCorp will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (without exhibits to such documents other than exhibits specifically incorporated by reference into such documents). Requests for such copies should be directed to BayCorp Holdings, Ltd., at its principal offices located at Cocheco Falls Millworks, 100 Main Street, Suite 201, Dover, New Hampshire 03820, telephone (603) 742-3388, attention: Secretary.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

      Certain statements in this Prospectus and in the documents incorporated herein constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 2B of the Exchange Act. For this purpose, any statements contained herein or incorporated herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, "believes," "anticipates," "plans," "expects," "intends" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of BayCorp and/or Great Bay to differ materially from those indicated by such forward-looking statements. These factors include, without limitation, those set forth in "Risk Factors" herein.

                                   THE COMPANY

      BayCorp serves as a holding company for Great Bay. Great Bay is a public utility whose principal asset is a 12.1% joint ownership interest in the Seabrook Nuclear Power Project in Seabrook, New Hampshire (the "Seabrook Project"). Great Bay is an exempt wholesale generator ("EWG") under the Public Utility Holding Company Act of 1935 ("PUHCA").

      Great Bay became a wholly-owned subsidiary of BayCorp in a corporate reorganization that involved a merger of a newly-formed wholly-owned subsidiary of BayCorp with and into Great Bay on January 24, 1997 (the "Restructuring Date"). The consolidated assets and liabilities of Great Bay and its subsidiaries immediately before the reorganization were the same as the consolidated assets and liabilities of BayCorp and its subsidiaries immediately after the reorganization. Currently, Great Bay is the sole subsidiary of BayCorp. BayCorp's principal asset is its 100% equity interest in Great Bay. The new corporate structure enables BayCorp, either directly or through subsidiaries other than Great Bay, to engage in businesses that Great Bay would be prohibited from pursuing due to its status as an exempt wholesale generator under the PUHCA. BayCorp may in the future enter into new businesses or acquire existing businesses, both in energy related fields and possibly in unrelated fields.

      BayCorp was incorporated in Delaware in March, 1996. Great Bay was incorporated in New Hampshire in 1986 and was formerly known as EUA Power Corporation. Great Bay sells its share of the electricity output of the Seabrook Project in the wholesale electricity market, primarily in the Northeast United States. Neither BayCorp nor Great Bay has operational responsibilities for the Seabrook Project. Great Bay's share of the Seabrook Project capacity is approximately 140 megawatts ("MW"). Great Bay currently sells all but 10 MW of its share of the Seabrook Project capacity in the Short-Term Market (the "Short-Term Market" is the market for agreements for the sale of power having a term of one to six months).

      Great Bay filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of New Hampshire (the "Bankruptcy Court") on February 28, 1991 (the "Chapter 11 Plan"). It conducted its business as a Debtor in Possession until November 23, 1994, at which time it emerged from Chapter 11. In connection with the Chapter 11 Plan, Omega Advisors, Inc., an investment management corporation, or certain accounts managed by it or its affiliates (collectively, the "Omega Group") and Elliott Associates, L.P., a private investment partnership, or certain accounts managed by it or its affiliates (collectively, the "Elliott Group"), purchased 4,800,000 shares of common stock of Great Bay, $.01 par value per share ("Great Bay Common Stock"), in a private financing. Such entities are referred to herein as the "Selling Stockholders."

      BayCorp's principal executive offices are located at Cocheco Falls Millworks, 100 Main Street, Suite 201, Dover, New Hampshire 03820-3835, and its telephone is (603) 742-3388. Unless the context requires otherwise, references in this Registration Statement to BayCorp for events and time periods before the Restructuring Date reflect treatment of BayCorp as the successor to Great Bay.

                                  RISK FACTORS

      The shares of Common Stock offered hereby involve a high degree of risk. The following risk factors should be considered carefully in addition to the other information included or incorporated by reference in this Prospectus before purchasing the shares of Common Stock offered hereby.

OWNERSHIP OF SINGLE ASSET

      BayCorp's sole asset is its equity interest in Great Bay. Great Bay owns a single principal asset, a 12.1% joint interest in the Seabrook Nuclear Power Project in Seabrook, New Hampshire. Accordingly, Great Bay's results of operations are completely dependent upon the successful and continued operation of the Seabrook Project. In particular, if the Seabrook Project experiences unscheduled outages of significant duration, Great Bay's results of operations will be materially adversely affected.

HISTORY OF LOSSES; IMPLEMENTATION OF BUSINESS STRATEGY

      Great Bay has never reported an operating profit for any year since its incorporation. Great Bay's business strategy is to seek purchasers for its share of the Seabrook Project electricity output at prices, either in the Short-Term Market or pursuant to medium or long-term contracts, significantly in excess of the prices currently available in the short-term wholesale electricity market since sales at current short-term rates do not result in sufficient revenue to enable Great Bay to meet its cash requirements for operations, maintenance and capital related costs. Great Bay's ability to obtain such higher prices will depend on regional, national and worldwide energy supply and demand factors which are beyond the control of Great Bay. There can be no assurance that Great Bay ever will be able to sell power at prices that will enable it to meet its cash requirements.

LIQUIDITY NEEDS

      As of December 31, 1996, Great Bay had approximately $28.8 million in cash and cash equivalents and short-term investments. The Company believes that such cash, together with the anticipated proceeds from the sale of electricity by Great Bay, will be sufficient to enable the Company to meet its cash requirements until the prices at which Great Bay can sell its electricity increase sufficiently to enable the Company to cover its annual cash requirements. However, if the Seabrook Project operates at a capacity factor below historical levels, or if expenses associated with the ownership or operation of the Seabrook Project, including without limitation decommissioning costs, are materially higher than anticipated, or if the prices at which Great Bay is able to sell its share of the Seabrook Project electricity do not increase at the rates and within the time expected by Great Bay, Great Bay or the Company would be required to raise additional capital, either through a debt financing or an equity financing, to meet its ongoing cash requirements. There is no assurance that Great Bay or the Company would be able to raise such capital or that the terms on which any additional capital is available would be acceptable. If additional funds are raised by issuing equity securities, dilution to then existing stockholders will result.

CHANGES IN POWER SALE CONTRACT TERMS AVAILABLE IN WHOLESALE POWER MARKET

      In the past, wholesale sellers of electric power, which typically were regulated electric utilities, frequently entered into medium or long-term power sale contracts providing for prices in excess of the prices available in the Short-Term Market, which includes contracts of one year or less in duration. In recent years, increased competition in the wholesale electric power market, reduced growth in the demand for electricity, low prices in the Short-Term Market and uncertainty associated with the deregulation of the industry have reduced the willingness of wholesale power purchasers to enter into medium or long-term contracts and have reduced the prices obtainable from such contracts.

RISKS IN CONNECTION WITH JOINT OWNERSHIP OF SEABROOK PROJECT

      Great Bay is required under the Agreement for Joint Ownership, Construction and Operation of New Hampshire Nuclear Units dated May 1, 1973, as amended, by and among Great Bay and the other 10 utility companies who are owners of the Seabrook Project (the "JOA"), to pay its share of Seabrook Unit 1 and Seabrook Unit 2 expenses, including without limitation operations and maintenance expenses, construction and nuclear fuel expenditures and decommissioning costs, regardless of the level of Seabrook Unit 1's operations. Under certain circumstances, a failure by Great Bay to make its monthly payments under the JOA entitles certain other joint owners of the Seabrook Project to purchase Great Bay's interest in the Seabrook Project for 75% of the then fair market value thereof.

      In addition, the failure to make monthly payments under the JOA by owners of the Seabrook Project (the "Participants") other than Great Bay may have a material adverse effect on Great Bay by requiring Great Bay to pay a greater proportion of the Seabrook Unit 1 and Seabrook Unit 2 expenses in order to preserve the value of its share of the Seabrook Project. In the past, certain of the owners of the Seabrook Project other than Great Bay have not made their full respective payments. The electric utility industry is undergoing significant changes as competition and deregulation are introduced into the marketplace. Some utilities, including certain Participants, have indicated in state regulatory proceedings that they may be forced to seek bankruptcy protection if regulators, as part of the industry restructuring, do not allow full recovery of stranded costs. On February 28, 1997, the New Hampshire Public Utilities Commission (the "NHPUC") issued an order requiring stranded cost recovery to be based on the actual market price of electricity in New England, rather than alternative regulatory accounting methods that are more favorable to the Participants. On March 3, 1997, one of the Participants, Northeast Utilities (along with three of its subsidiaries) commenced litigation against the NHPUC involving the issue of proper accounting for stranded cost recovery. If a Participant other than Great Bay were to file for bankruptcy, and such Participant was unable to pay its share of Seabrook Project expenses, Great Bay might be required to pay a greater portion of Seabrook Project expenses. In the past, the filing of bankruptcy by a Participant has not resulted in a failure to pay Seabrook Project expenses or an increase in the percentage of expenses paid by other Participants.

      The Seabrook Project is owned by Great Bay and the other owners thereof as tenants in common, with the various owners holding varying ownership shares. This means that Great Bay, which owns only a 12.1% interest, does not have control of the management of the Seabrook Project. As a result, decisions may be made affecting the Seabrook Project notwithstanding Great Bay's opposition.

      Certain costs and expenses of operating the Seabrook Project or owning an interest therein, such as certain insurance and decommissioning costs, are subject to increase or retroactive adjustment based on factors beyond BayCorp's or Great Bay's control. The cost of disposing of Unit 2 of the Seabrook Project is not known at this time. These various costs and expenses may adversely affect Great Bay, possibly materially.

EXTENSIVE GOVERNMENT REGULATION

      The Seabrook Project is subject to extensive regulation by federal and state agencies. In particular, the Seabrook Project and Great Bay as part owner of a licensed nuclear facility, are subject to the broad jurisdiction of the Nuclear Regulatory Commission (the "NRC"), which is empowered to authorize the siting, construction and operation of nuclear reactors after consideration of public health and safety, environmental and antitrust matters. Great Bay is also subject to the jurisdiction of the

Federal Energy Regulatory Commission ("FERC") and, as a result, is required to file with FERC all contracts for the sale of electricity. FERC has the authority to suspend the rates at which Great Bay proposes to sell power, to allow such rates to go into effect subject to refund and to modify a proposed or existing rate if FERC determines that such rate is not "just and reasonable." FERC's jurisdiction also includes, among other things, the sale, lease, merger, consolidation or other disposition of facilities, interconnection of certain facilities, accounts, service and property records. Compliance with the various requirements of the NRC and FERC is expensive. Noncompliance with NRC requirements may result, among other things, in a shutdown of the Seabrook Project.

      The NRC has promulgated a broad range of regulations affecting all aspects of the design, construction and operation of a nuclear facility, such as the Seabrook Project, including performance of nuclear safety systems, fire protection, emergency response planning and notification systems, insurance and quality assurance. The NRC retains authority to modify, suspend or withdraw operating licenses, such as that pursuant to which the Seabrook Project operates, at any time that conditions warrant. The NRC might order Seabrook Unit 1 shut down (i) if flaws were discovered in the construction or operation of Seabrook Unit 1, (ii) if problems developed with respect to other nuclear generating plants of a design and construction similar to Unit 1, or (iii) if accidents at other nuclear facilities suggested that nuclear generating plants generally were less safe than previously believed.

      Great Bay is also subject to the New Hampshire public utility law and regulations of the NHPUC which affect, among other things, the issuance of securities, transfer of utility property and contracts with affiliates as well as the sale, lease, merger, consolidation or other disposition of facilities. The NHPUC does not regulate wholesale electricity rates.

RISK OF NUCLEAR ACCIDENT

      Nuclear reactors have been used to generate electric power for more than 30 years and there are currently more than 100 nuclear reactors used for electric power generation in the United States. Although the safety record of such nuclear reactors in the United States generally has been very good, accidents and other unforeseen problems have occurred both in the United States and elsewhere, including the well-publicized incidents at Three Mile Island in Pennsylvania and Chernobyl in the former Soviet Union. The consequences of such an accident can be severe, including loss of life and property damage, and the available insurance coverage may not be sufficient to pay all the damages incurred.

PUBLIC CONTROVERSY CONCERNING NUCLEAR POWER PLANTS

      Substantial controversy has existed for some time concerning nuclear generating plants and over the years such opposition has led to construction delays, cost overruns, licensing delays, demonstrations and other difficulties. The Seabrook Project was the subject of significant public controversy during its construction and licensing and remains controversial. An increase in public concerns regarding the Seabrook Project or nuclear power in general could adversely affect the operating license of Seabrook Unit 1. While Great Bay cannot predict the ultimate effect of such controversy, it is possible that it could result in a premature shutdown of the unit.

WASTE DISPOSAL; DECOMMISSIONING COST

      There has been considerable public concern and regulatory attention focused upon the disposal of low- and high-level nuclear wastes produced at nuclear facilities and the ultimate decommissioning of such facilities. As to waste disposal concerns, both the federal government and the State of New Hampshire are currently delinquent in the performance of their statutory obligations. In April 1995, a privately owned facility in Utah was approved as a disposal facility for certain types of low level wastes ("LLW"). Additionally, the Barnwell, South Carolina disposal facility was reopened in July 1995 to all states except North Carolina as a result of legislation passed by the South Carolina legislature. The Seabrook Project began shipping certain LLW to the Utah facility in December 1995. All LLW generated by the Seabrook Project which exceeds the maximum radioactivity level of LLW accepted by the Utah facility is stored on-site at the Seabrook facility. Based on information provided by North Atlantic Energy Service Corporation, the current managing agent of Seabrook Project, management believes that the on-site storage capacity for LLW generated by the Seabrook Project is adequate until at least 2006.

      As to decommissioning, the NRC regulations require that upon permanent shutdown of a nuclear facility, appropriate arrangements for full decontamination and decommissioning of the facility be made. These regulations include a requirement to set aside during operation sufficient funds to defray decommissioning costs. While the owners of the Seabrook Project are accumulating a trust fund to defray decommissioning costs, these costs could substantially exceed the value of the trust fund, and the owners (including Great Bay) would remain liable for the excess. Moreover, the amount that is required to be deposited in the trust fund is subject to periodic review and adjustment by an independent commission of the State of New Hampshire, which could result in material increases in such amounts.

      In January 1997, the NRC issued a temporary exemption related to Great Bay's status as an "electric utility" as defined in the NRC's regulations. In the exemption, the NRC staff stated that it believes that Great Bay currently does not satisfy the NRC definition of "electric utility." If Great Bay is an "electric utility," then the NRC decommissioning requirements are satisfied by Great Bay making monthly payments into the decommissioning trust fund. If Great Bay is not an "electric utility," the NRC can require that Great Bay provide a surety bond or other allowable decommissioning funding mechanisms. A review of Great Bay's status as an "electric utility" by the NRC is currently in process, which may materially and adversely affect Great Bay's liquidity.

INTENSE COMPETITION

      Great Bay sells its share of Seabrook Project electricity primarily into the Northeast United States wholesale electricity market. There are a large number of suppliers to this market and competition is intense. A primary source of competition comes from traditional utilities, many of which presently have excess capacity. In addition, non-utility wholesale generators of electricity, such as independent power producers, Qualifying Facilities and EWGs, as well as power marketers and brokers, actively sell electricity in this market. Great Bay may face increased competition, primarily based on price, from all such sources in the future.

RISKS RELATED TO HOLDING COMPANY

      In contrast with Great Bay, the activities of BayCorp will not be subject to the extensive government regulation related to the public utilities and licensed nuclear facilities. Thus, BayCorp will not receive the benefit of scrutiny by federal and state agencies that Great Bay receives. In addition, BayCorp may pursue activities with a greater business risk than those associated with a regulated entity such as Great Bay. Depending on the success of any new activities that BayCorp determines to pursue, it is possible that BayCorp's earnings per share and dividends, if any, might be lower than if BayCorp did not pursue such activities.

                                 USE OF PROCEEDS

      BayCorp will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

                              SELLING STOCKHOLDERS

      In connection with the Chapter 11 Plan, the Selling Stockholders purchased 4,800,000 shares of Great Bay Common Stock in a private financing in April 1994. As part of this financing, BayCorp granted certain registration rights to the Selling Stockholders. Pursuant to such registration rights, BayCorp filed a Registration Statement on Form S-1 covering the sale of 5,820,530 shares of BayCorp Common Stock which became effective on April 17, 1995.

      The following table sets forth the name of, and the number of shares of Common Stock beneficially owned by, each Selling Stockholder as of February 28, 1997, the number of shares of Common Stock offered by each Selling Stockholder pursuant to this Prospectus and the number of shares to be beneficially owned by each Selling Stockholder if all the shares offered hereby by such Selling
Stockholder are sold as described herein.


                                                                                                 Shares to be
                                        Shares Beneficially  Percentage of      Number of        Beneficially
                                         Owned Prior to      Common Stock     Shares Offered     Owned After
                                          Offering (1)       Outstanding(2)      Hereby          Offering (1)
SELLING STOCKHOLDERS
Group consisting of:                        2,710,500(3)       32.6%              2,710,500         0
  Leon G. Cooperman,
  Omega Capital Partners, L.P.,
  Omega Institutional Partners, L.P. and
  Omega Advisors, Inc.
  (the "Omega Group")
  c/o Omega Advisors, Inc.
  Wall Street Plaza
  88 Pine Street
  New York, NY 10005

Group consisting of:                        1,987,208(4)       23.9%              1,987,208         0
  Elliott Associates, L.P.,
  Westgate International, L.P. and
  Martley International, Inc.
  (the "Elliott Group")
  c/o Elliott Associates, L.P.
  712 Fifth Avenue
  36th Floor
  New York, NY 10019

----------------------------------------------

(1) The number of shares of Common Stock beneficially owned by each person or entity is determined under rules promulgated by the Commission. Under such rules, beneficial ownership includes any shares as to which the person or entity has sole or shared voting power or investment power, and also includes any shares which the person or entity has the right to acquire within 60 days after February 28, 1997. Unless otherwise indicated, each person or entity referred to above has sole voting and investment power with respect to the shares listed. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

(2) Number of shares deemed outstanding includes 8,318,855 shares outstanding as of February 28, 1997, plus any shares subject to options held by the person or entity in question that are currently exercisable or exercisable within 60 days after February 28, 1997.

(3) The information presented herein is as reported in, and based solely upon, a Schedule 13D filed by the indicated stockholders with the Commission on February 25, 1997. Leon G. Cooperman reported beneficial ownership of 2,710,500 shares, with sole voting and dispositive power with respect to 2,266,520 of such shares and shared voting and dispositive power with respect to 443,980 of such shares. Omega Capital Partners, L.P. ("Omega Capital") reported beneficial ownership of 1,031,760 shares, with sole voting and dispositive power as to all such shares. Omega Institutional Partners, L.P. ("Omega Institutional") reported beneficial ownership of 76,520 shares, with sole voting and dispositive power as to such shares. Omega Advisors, Inc. ("Omega Advisors") reported beneficial ownership of 1,602,220 shares with sole voting and dispositive power with respect to 1,158,240 of such shares and shared voting and dispositive power with respect to 443,980 of such shares. Mr. Cooperman is the managing partner of each of Omega Capital Partners, L.P. and Omega Institutional Partners, L.P. and is the President of Omega Advisors, Inc. These stockholders may be deemed to be a group for purposes of Rule 13d-3 promulgated under the Exchange Act.

(4) The information presented herein is as reported in, and based solely upon, a Schedule 13D filed by the indicated stockholders with the Commission on February 19, 1997. Elliott Associates, L.P., a Delaware limited partnership ("Elliott Associates"), reported beneficial ownership of 1,267,809 shares, with sole voting and dispositive power as to such shares. Westgate International, L.P., a Cayman Islands limited partnership ("Westgate"), reported beneficial ownership of 719,399 shares. Martley International, Inc., a Delaware corporation and investment manager for Westgate ("Martley"), and Westgate reported shared voting and dispositive power with respect to all shares reported as beneficially owned by Westgate. Mr. Paul E. Singer and Braxton Associates, L.P., a New Jersey limited partnership, which is controlled by Singer, are the general partners of Elliott Associates. Hambledon, Inc., a Cayman Islands corporation, is the sole general partner of Westgate. Martley is the investment manager for Westgate. Martley expressly disclaimed equitable ownership of and pecuniary interest in any Common Stock. The stockholders identified in this note may be deemed to be a group for purposes of Rule 13d-3 promulgated under the Exchange Act.


                              PLAN OF DISTRIBUTION

      The Selling Stockholders have advised BayCorp that the Shares covered hereby may be sold in private or public transactions, in transactions involving principals, in transactions involving brokers, or by any other lawful methods. Sales through brokers may be made by any method of trading authorized by the AMEX or any stock exchange on which the Shares may be listed in the future, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the shares covered by this Prospectus, either as agents for others or as principals for their own accounts and reselling such shares pursuant to this Prospectus. The Selling Stockholders have advised BayCorp that they do not anticipate paying any consideration other than usual and customary broker's commissions in connection with sales of the shares and that a portion of the shares being offered hereunder may be sold in accordance with the provisions of Rule 144 under the Securities Act to the extent that such sales may be made in compliance with Rule 144.

      To the extent required, the number of Shares to be sold, the names of the Selling Stockholders, the purchase price, the name of any such agent, dealer or underwriter and any applicable commissions with respect to a particular offer will be set forth in an accompanying Prospectus supplement. The aggregate proceeds to the Selling Stockholders from the sale of the Shares offered by them hereby will be the selling price of such Shares less discounts and commissions, if any.

      In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

      In offering the Shares covered by this Prospectus, it is possible that the Selling Stockholders and any broker/dealers who execute sales for the Selling Stockholders may be considered to be "underwriters" within the meaning of the Securities Act, and any profits realized by the Selling Stockholders and the compensation of such broker/dealers may be deemed to be underwriting discounts and commissions.

      Sales of shares are, in general, expected to be made at the market price prevailing at the time of each such sale; however, prices in negotiated transactions may differ considerably. The engagement of a broker for the sale of any of the shares covered by this Prospectus may be terminated at any time by the Selling Stockholder or the broker. The Selling Stockholders are acting independently of BayCorp in making decisions with respect to the timing, manner and size of any sale.


                                  LEGAL MATTERS

      The legality of the Shares is being passed upon for BayCorp by Hale and Dorr LLP, Boston, Massachusetts.

                                     EXPERTS

      The consolidated audited balance sheet for the years ended December 31, 1996 and 1995 of BayCorp and the consolidated statements of income, stockholders' equity and cash flows for the years ended December 31, 1996, 1995 and the period from November 24, 1994 to December 31, 1994 and the annual statements of income, changes in stockholders' equity and cash flows to Great Bay for the period from January 1, 1994 to November 23, 1994, incorporated by reference in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firms as experts in giving said reports.

  The statements of loss, retained deficit and cash flow of Great Bay for the year ended December 31, 1993, incorporated by reference in this Prospectus and elsewhere in the Registration Statement, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

  On November 26, 1993 the Bankruptcy Court approved Great Bay's selection of Arthur Andersen LLP as Great Bay's independent accountant, to be effective only upon Great Bay's emergence from bankruptcy. Prior to November 23, 1994 the Predecessor Company had not consulted Arthur Andersen LLP regarding the application of accounting principles to specified transactions or the type of audit opinion that might be rendered on Great Bay's financial statements during the periods from January 1, 1991 through December 31, 1993.

================================================================================

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE HEREOF.

                              --------------------


                                                 TABLE OF CONTENTS

                                                       Page

Available Information....................................2
Incorporation of Certain Documents
   By Reference..........................................2
Special Note Regarding Forward-Looking
   Statements............................................2
The Company..............................................4
Risk Factors.............................................5
Use of Proceeds..........................................9
Selling Stockholders.....................................9
Plan of Distribution....................................10
Legal Matters...........................................11
Experts.................................................11

                             ----------------------





================================================================================







                             BAYCORP HOLDINGS, LTD.


                                4,697,708 SHARES
                                  COMMON STOCK














                              --------------------

                                   PROSPECTUS

                              --------------------







                              _______________, 1997

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


      The following table sets forth the costs and expenses, other than any underwriting discounts and commissions, payable in connection with the sale of Common Stock being registered. All amounts are estimates except the Securities and Exchange Commission (the "SEC") registration fee.


                                                                       Amount to be Paid
                                                                       -----------------
SEC registration fee..................................................     $11,573
Legal fees (including Blue Sky) and expenses of the Registrant........      15,000*
Accounting fees and expenses..........................................       3,000*
Miscellaneous.........................................................       5,427*
                                                                           -------
TOTAL.................................................................     $35,000*
                                                                           =======


-----------------
*Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Article EIGHTH of the Registrant's Certificate of Incorporation provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation law prohibits the elimination or limitation of liability of Director for breach of fiduciary duty.

      Article NINTH of the Registrant's Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a Director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

      Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

      Article NINTH of the Registrant's Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to Directors or officers the Registrant must indemnify those persons to the full extent permitted by such law as so amended.

      Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. The Registrant's Certificate of Incorporation provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.


ITEM 16.  EXHIBITS

Exhibit No.             Description
-----------             -----------

      4.1*       -      Certificate of Incorporation of the Company.

      4.2*       -      By-Laws of the Company.

      5.1        -      Opinion of Hale and Dorr LLP.

     23.1        -      Consent of Arthur Andersen LLP.

     23.2        -      Consent of Hale and Dorr LLP (included in Exhibit 5.1).

     24          -      Power of Attorney (appears on page II-4).

-----------------------

* Filed as an exhibit to the Company's Registration Statement on Form S-4 (Registration No. 333- 3362) filed on July 12, 1996 and incorporated herein by reference.

ITEM 17.  UNDERTAKINGS

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

      The Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

            provided, however, that paragraphs (1)(i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated in this Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dover, State of New Hampshire on the 31st day of March, 1997.

                                          BAYCORP HOLDINGS, LTD.


                                          By:      /s/ John A. Tillinghast
                                                   -------------------------
                                                   John A. Tillinghast
                                                   President, Treasurer and
                                                   Chief Executive Officer


                        POWER OF ATTORNEY AND SIGNATURES

      We, the undersigned officers and directors of BayCorp Holdings, Ltd. hereby severally constitute and appoint John A. Tillinghast, Frank W. Getman Jr. and Mark N. Polebaum, and each of them singly, our true and lawful attorneys, will full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable BayCorp Holdings, Ltd. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 31st day of March, 1997.

      Signature                         Title(s)
      ---------                         --------


 /s/ John A. Tillinghast                President, Treasurer, Chief Executive
-----------------------------           Officer and Director
John A. Tillinghast                     (principal executive officer and
                                        principal financial officer)


 /s/ Andrew J. Kurtz                    Director
-----------------------------
Andrew J. Kurtz


 /s/ Kenneth A. Buckfire                Director
-----------------------------
Kenneth A. Buckfire


 /s/ Charles A. Leeds                   Director
-----------------------------
Charles A. Leeds, Jr.

                                  EXHIBIT INDEX


EXHIBIT NO.    DESCRIPTION                                              PAGE

4.1*           Certificate of Incorporation of the Company
4.2*           By-Laws of the Company
5              Opinion of Hale and Dorr LLP
23.1           Consent of Arthur Andersen LLP
23.2           Consent of Hale and Dorr LLP (included in Exhibit
               5.1)
24             Power of Attorney (appears on page II-4)

--------------

* Filed as an exhibit to the Company's Registration Statement on Form S-4 (Registration No. 333-3362) filed on July 12, 1996 and incorporated herein by reference.

                                      II-7